Exhibit 10-An

January 15, 2004

Mr. Andrew A. Stevens
xxxxxxxxx Drive
Phoenix, Arizona

Dear Andrew:

     Pending, and subject to, final approval from the Zila, Inc. Board of Directors and completion of our reference-checking procedures, we are pleased to extend you this offer to become the Vice President, Chief Financial Officer (CFO), Treasurer, and Secretary of Zila, Inc. (the “Company”). You would report to me in my capacity as the Company’s Chief Executive Officer. Specifically, the terms of this offer are as follows:

     1. Start date. January 22, 2004.

     2. Title. Vice President, Chief Financial Officer, Treasurer, and Secretary.

     3. Responsibilities. Those consistent with the position of CFO and/or as may be assigned to you by the Company.

     4. Hiring Bonus. A one-time signing bonus of $5,000, paid in accordance with the Company’s regular payroll practices, paid to you on your first regular payroll check.

     5. Base salary. $190,000 per year, paid in accordance with the Company’s regular payroll practices (currently bi-weekly).

     6. Auto allowance. $800 per month, paid in accordance with the Company’s regular payroll practices.

     7. Incentive bonus. Beginning in fiscal year 2004, you will be eligible to participate in such incentive bonus programs as may be maintained by the Company and as may apply to similarly-situated employees in the Zila group of companies. Currently, this consists of (i) the Zila, Inc. Incentive Bonus Plan, (ii) the Zila, Inc. Executive Incentive Bonus Award Plan and (ii) the Zila, Inc. 1997 Stock Option Award Plan, as amended and restated.

     8. Stock options. If approval is given by the Zila, Inc. Board of Directors or its Compensation Committee, you will receive the stock options set forth below. No grant of stock options is effective without the requisite approvals and signed documentation. The price per share of any options granted will be established in compliance with the applicable plan (currently, the Zila, Inc. 1997 Stock Option Award Plan, as amended and restated).

8.1	Upon approval by the Board of Directors or its Compensation Committee, options to purchase 100,000 shares of Zila, Inc. common stock, which options shall vest over three years in equal amounts on your first, second and third anniversary dates, respectively.

Mr. Andrew A. Stevens
January 15, 2004

8.2	Upon approval by the Board of Directors or its Compensation Committee and upon completion of one full year of employment, additional options to purchase 50,000 shares of Zila, Inc. common stock, which options shall vest over three years in equal amounts on your second, third and fourth anniversary dates, respectively.

     9. Insurance. Benefits as provided to other Company employees. Currently, these consist of medical and dental coverage for you and your dependents, and life, short-term disability and accidental death coverage for you.

     10. Paid time off. You will receive (i) paid time off (“PTO”) in accordance with Zila’s regular policies, which currently provide 18 days per year during years 1-4 with no PTO during the first 90 days of employment and time pro-rated for the remainder of 2004, and (ii) paid holidays in accordance with Zila’s regular policies (currently 11 per year).

     11. Other benefits. As provided to other Company employees. Currently, these consist of participation in a 401(k) plan, an employee stock purchase plan, a flexible spending program/Section 125, access to a credit union, and employee recognition programs.

     12. Compensation subject to change. The compensation package set forth above, including the description of benefits, is intended to reflect your initial compensation. All compensation terms are subject to change at the Company’s discretion.

     13. Termination. Your employment with the Company is at will, meaning that it lawfully can be terminated at any time by either you or the Company, with or without cause or notice.

     14. Severance pay upon termination. Your entitlement to severance pay upon termination of employment shall be governed by the following:

14.1	You will be entitled to receive severance pay (“Severance Pay”) upon termination of employment only if (i) the Company elects to terminate your employment without cause (“Cause”) during the first three years of your employment, or (ii) your employment with the Company terminates because of a change in control[1] of Zila, Inc. during the first three years of your employment. You will not be entitled to receive Severance Benefits if your employment terminates for any other reason or under any other circumstances including, without limitation, the Company’s termination

[1]	A “change in control” of Zila, Inc. shall be deemed to have occurred if the transaction results in (i) less than 50% of the outstanding common shares and voting power of the common shares of the surviving or resulting corporation being owned, immediately after the transaction, by the owners of those shares of Zila, Inc. immediately prior to the transaction; and (ii) less than 50% of the officers and directors of the surviving or resulting corporation being the same, immediately after the transaction, as the officers and directors of Zila, Inc. immediately prior to the transaction.

Mr. Andrew A. Stevens
January 15, 2004

of your employment with Cause during your first three years of employment, the termination of your employment for whatever reason after three years of employment, or your resignation at any time. In order to receive any Severance Pay to which you are entitled, you will first need to provide the Company with a written release, in a form acceptable to the Company, from all legal liability arising out of any actions or events that occurred prior to execution of such release.

14.2	“Cause” shall mean (i) conduct or performance that in the reasonable estimation of the Company warrants your discharge, or (ii) your incapacity or other condition that renders you unable to perform your duties for the Company.

14.3	If you are entitled to receive Severance Pay pursuant to Paragraph 14.1, you shall receive pay equivalent to three months of your then-current base salary, payable over the course of three months in accordance with the Company’s regular payroll schedule.

     15. Applicable law. Arizona law will apply to this letter agreement and to all terms and conditions of your employment with the Company without regard to choice-of-law or conflict-of-law rules. However, Arizona Revised Statute § 23-355 (which provides for the possibility of treble damages for unpaid wages following termination of employment) shall not apply to this letter agreement or any aspect of your compensation arrangement with the Company (including, without limitation, your entitlement to Severance Pay).

     16. Other agreements. As a condition of your employment with the Company, you must also execute the enclosed Employee Confidentiality and Intellectual Property Agreement. Like all Company employees, you may in the future be required, in the Company’s reasonable discretion, to execute agreements relating to other Company policies or substantive matters. Refusal to sign any such agreement shall constitute Cause for termination of employment for purposes of Paragraph 14.

     We believe you will be a valuable addition to Zila, Inc. and we hope you will accept this offer. If you wish to do so, please sign where indicated below and return this letter. Please let us know if you have any questions.

Sincerely,

Zila, Inc.
/s/ Douglas D. Burkett

Douglas D. Burkett, Ph.D.
Chairman, Chief Executive Officer and President

Mr. Andrew A. Stevens
January 15, 2004

Statement of Acceptance:

     I have read the foregoing letter and agree to accept employment with Zila, Inc. on the terms stated in this letter.

Dated: January 18, 2004	/s/ Andrew A. Stevens

Andrew A. Stevens